Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 13E-3
(Form Type)

KORE Group Holdings, Inc.
KONA Merger Sub Co
KONA Parent, L.P.
KONA Parent GP, LLC
Searchlight IV KOR, L.P.
Andrew Frey
ABRY Partners VII, L.P.
ABRY Partners VII Co-Investment Fund, L.P.
ABRY Investment Partnership, L.P.
ABRY Senior Equity IV, L.P.
ABRY Senior Equity IV Co-Investment Fund, L.P.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(i)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$112,031,311.00(ii)(iii)	0.00013810	$15,472.00
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$112,031,311.00
Total Fees Due for Filing			$15,472.00
Total Fees Previously Paid			$0.00
Total Fee Offsets			$15,472.00
Net Fee Due			$0.00

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims		Schedule 14A	001-40856	April 14, 2026		$15,472.00
Fees Offset Sources	KORE Group Holdings, Inc.	Schedule 14A	001-40856		April 14, 2026		$15,472.00(iv)

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated February 26, 2026, by and among KORE Group Holdings, Inc. (the “Company”), KONA Parent, L.P. (the “Parent”) and KONA Merger Sub Co. (“Merger Sub”).

(i)	Title of each class of securities to which the transaction applies: common stock, par value $0.0001 per share, of the Company (the “Company common stock”).
(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on April 3, 2026, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 12,111,493, which consists of the following securities that are entitled to receive the per share merger consideration of $9.25 (the “Merger Consideration”):

	a.	10,859,206 issued and outstanding shares of Company common stock; and
	b.	1,252,287 shares of Company common stock underlying restricted stock units.
(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for the purpose of calculating the filing fee, as of the close of business on April 3, 2026, the underlying value of the transaction was calculated as the sum of:
a.
the product of 10,859,206 shares of Company common stock entitled to receive the Merger Consideration, payable to the holder in cash, without interest, subject to any withholding of taxes required by applicable law, multiplied by the Merger Consideration; and

	b.	the product of 1,252,287 shares of Company common stock underlying restricted stock units, multiplied by the Merger Consideration.
(such sum, the “Total Consideration”).
In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00013810.
(iv)	The Company previously paid $15,472.00 upon the filing of its Preliminary Proxy Statement on Schedule 14A on April 14, 2026 in connection with the transaction reported hereby.